Exhibit 8.1




                     [LETTERHEAD OF CAHILL GORDON & REINDEL]

                                [Form of Opinion]




Chicago Bridge & Iron Company N.V.
P.O. Box 74658
1070 BR Amsterdam
The Netherlands

Ladies and Gentlemen:

     We hereby confirm the discussion set forth in the Prospectus for Chicago Bridge & Iron Company N.V. (the "Company") dated _____________, 1997, contained in the Registration Statement on Form S-1 of the Company, which discussion is set forth under the heading "Taxation-United States Federal Income Taxes."

     We hereby consent to the filing of this opinion as an exhibit to such Registration Statement and the reference to the above-mentioned opinion under "Taxation-United States Federal Income Taxes." In giving such consent, we do not admit that we are within the category of persons who consent is required under
Section 7 of the Securities Act of 1933, as amended.


                                       Very truly yours,